Exhibit 10.3

[The following is a free translation of a French language Protocole D’Accord and such translation is for information purposes only, with no binding or other effect. Only such French language document governs the matters described herein.]

PROTOCOL OF AGREEMENT

Among the Undersigned:

      TOTAL S.A., a société anonyme with share capital of 6,871,905,100 euros, registered with the Registre du Commerce et des Sociétés of Nanterre under number 542 051 180, having its headquarters at 2, place de la Coupole, La Défense, 92400 Courbevoie, and represented by Mr. Thierry Desmarest, in his capacity as Chairman and Chief Executive Officer,

(hereafter “TOTAL”),

      ELF AQUITAINE, a société anonyme with share capital of 2,225,162,592 euros, registered with the Registre du Commerce et des Sociétés of Nanterre under number 552 120 784, having its headquarters at 2, place de la Coupole, La Défense, 92400 Courbevoie, and represented by Mr. Thierry Desmarest, in his capacity as Chairman and Chief Executive Officer,

(hereafter “ELF AQUITAINE”),

      VALORISATION ET GESTION FINANCIÈRE, a société par actions simplifiée with share capital of 229,005 euros, registered with the Registre du Commerce et des Sociétés of Nanterre under number 338 836 348, having its headquarters at 2, place de la Coupole, La Défense, 92400 Courbevoie, and represented by Mr. Robert Castaigne, duly authorized to execute the present protocol,

(hereafter “Valorisation et Gestion Financière”)

(TOTAL, ELF AQUITAINE and VALORISATION ET GESTION FINANCIERE,

hereafter referred to together as “GROUPE TOTAL”),

ON ONE HAND,

And:

      L’OREAL, a société anonyme with a share capital of 135,212,432 euros, registered with the Registre du Commerce et des Sociétés of Paris under number 632 012 100, having its headquarters at 14, rue Royale, 75008 Paris, and represented by Mr. Lindsay Owen-Jones, in his capacity as Chairman and Chief Executive Officer

(hereafter “L’OREAL”),

ON THE OTHER HAND,

      (hereafter individually referred to as a “Party” and collectively referred to as the “Parties”)

After Having First Set Forth the Following:

      ELF AQUITAINE, VALORISATION ET GESTION FINANCIÈRE and L’OREAL entered into a Shareholders’ Agreement on April 9, 1999 (the “Shareholders’ Agreement”), the object of which is to organize their relations as shareholders of the company SANOFI-SYNTHÉLABO (the “Company”) and pursuant to the terms of which they expressly set forth their intention to act in concert within the meaning of article L. 233-11 of the French Code de commerce. By amendment thereto, dated November 24, 2003, TOTAL adhered to the Shareholders’ Agreement.

      During the meeting of the Company’s Board of Directors which took place on January 25, 2004, the Parties requested an adjournment of such meeting pursuant to the caucus clause stipulated in article 6 of the Shareholders’ Agreement so as to further discuss the proposed unsolicited public tender offer that the Company contemplated initiating with respect to the company AVENTIS on the terms and conditions set forth in the draft note d’information and Registration Statement on Form F-4 to be filed respectively with the French and U.S. market regulators and copies of which are attached hereto in Annex (the “Proposed Offer”).

      Upon their discussion, the Parties determined that completion of the Proposed Offer would dilute their respective holdings in the capital of the Company and may prohibit either of the Parties from continuing the consolidation in its financial statements of its participation in the Company.

      Accordingly and in accordance with the dilution clause stipulated in article 7 of the Shareholders’ Agreement, the Parties determined among themselves to enter into this protocol of agreement with the object of establishing their common position in favor of the Proposed Offer (this “Agreement”), it being understood that capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Shareholders’ Agreement.

It Has Been Agreed as Follows:

Article 1 – Parties’ Unanimous Agreement in Favor of the Proposed Offer

      1.1       After discussion, the Parties declare themselves unanimously in favor of the Proposed Offer on the terms and conditions as brought to their knowledge.

      1.2       As a result of their agreement in favor of the Proposed Offer and solely with a view to the completion thereof:

(a) the Parties waive their right to effect the procedure set forth in Annex 2 to the Shareholders’ Agreement;

(b) each Party waives its right against each other Party pursuant to the stipulations set forth in Annex 2 to the Shareholders’ Agreement; and

(c) each of the Parties undertakes not to invoke the consequences of the completion of the Proposed Offer on such Party’s accounting treatment of its participation in the Company to oppose the Proposed Offer or to request an amendment to the terms or conditions thereof.

Article 2 – Confidentiality

      The Parties undertake to maintain strictly confidential the existence and contents of the Proposed Offer and of the Agreement until the Company has made the Proposed Offer public.

Article 3 – Termination of this Agreement

      This Agreement shall be terminated automatically and without further action in case of termination of or upon term of the Shareholders’ Agreement.

Article 4 – Governing Law and Jurisdiction

      4.1       This Agreement is governed by the laws of France.

      4.2       Any dispute arising from its validity, interpretation and/or implementation shall be settled definitely by way of arbitration according to the provisions set forth in article 16 of the Shareholders’ Agreement.

Entered into in Paris, January 25, 2004

In four (4) original copies,

/s/ Thierry Desmarest	/s/ Lindsay Owen-Jones

TOTAL	L’OREAL
Thierry Desmarest /s/ Thierry Desmarest	Lindsay Owen-Jones /s/ Robert Castaigne

ELF AQUITAINE Thierry Desmarest	VALORISATION ET GESTION FINANCIÈRE Robert Castaigne

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